Exhibit 4.7

SECOND AMENDMENT TO

AMENDED AND RESTATED RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT (“Amendment”), dated as of May 11, 2006 (“Amendment Effective Date”), is between Gilead Sciences, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”).

A. The Company previously entered into an Amended and Restated Rights Agreement, dated as of October 21, 1999, with Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, as amended (the “Rights Agreement”).

B. The Company now wishes to amend the Rights Agreement as further set forth herein.

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the Rights Agreement is hereby amended as of the Amendment Effective Date as follows:

1.	Paragraph (k) of Section 1 of the Rights Agreement is amended and restated to read in its entirety as follows:

(k) “PREFERRED SHARES” shall mean shares of Series A Junior Participating Preferred Stock, par value $.001 per share, of the Company having the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of the Company originally filed with the Delaware Secretary of State on November 30, 1994, as amended as of the date hereof and as may be amended or restated from time to time.”

2.	Except as amended pursuant to this Amendment, the Rights Agreement shall remain in force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed, all as of the day and year first above written.

ATTEST:	GILEAD SCIENCES, INC.

/s/ Gregg H. Alton	/s/ John F. Milligan
Gregg H. Alton	John F. Milligan
Senior Vice President and General Counsel	Executive Vice President and Chief Financial Officer

ATTEST:		MELLON INVESTOR SERVICES LLC

By:	/s/ Kerri S. Jones	By:	/s/ Sharon Magidson
Name:	Kerri S. Jones	Name:	Sharon Magidson
Title:	Assistant Vice President	Title:	Vice President